SCM Microsystems Reports First Quarter 2008 Results

      FREMONT, Calif., May 14 /PRNewswire-FirstCall/ -- SCM Microsystems, Inc. (Nasdaq: SCMM, Prime Standard: SMY), a leading provider of solutions that open the Digital World, today announced results for the first quarter ended March 31, 2008.

      Revenue from continuing operations in the first quarter of 2008 was $6.5 million, down 24% from revenue of $8.5 million in the first quarter of 2007. The decrease was primarily due to a significant reduction in sales of smart card readers for U.S. government authentication programs in the first quarter of 2008, as a result of slower than expected project deployment schedules and overall weaker demand from this market. By product segment, first quarter 2008 PC Security revenue was $5.0 million, reflecting sales of smart card readers and other products for secure network and physical access, down 30% from $7.1 million in the first quarter of 2007. Digital Media Reader revenue was $1.5 million, reflecting sales of OEM digital media reader technology, up 7% from $1.4 million in the year ago quarter.

      Gross margin in the first quarter of 2008 was 42%, compared with gross margin of 44% in the first quarter of 2007. The decrease in gross margin was due primarily to lower revenue levels in the first quarter of 2008 as described above.

      Operating expenses in the first quarter of 2008, as determined in accordance with GAAP, were $4.7 million, an increase of 22% from operating expenses of $3.9 million in the first quarter of 2007, which included amortization of intangibles of $0.2 million. Higher operating expenses in the first quarter of 2008 primarily reflect the recent addition of sales resources in Latin America, Asia, Europe and the U.S. to increase the Company's ability to address current and future business opportunities, as well as increased spending on new product development.

      Operating loss for the first quarter of 2008, as determined in accordance with GAAP, was $(2.0) million, compared with operating loss of $(114,000) in the year ago quarter.

      Earnings before interest, taxes, depreciation and amortization (EBITDA) in the first quarter of 2008 was $(1.7) million, compared with EBITDA of $40,000 in the first quarter of 2007. (See reconciliation of EBITDA to GAAP accounting contained within this press release.)

      As determined in accordance with GAAP, loss from continuing operations in the first quarter of 2008 was $(1.6) million, or $(0.10) per share, compared with income from continuing operations of $134,000, or $0.01 per share, in the first quarter of 2007.

      Cash and cash equivalents at March 31, 2008 were $28.7 million, compared with $32.4 million at December 31, 2007.

      "As we said last quarter, achieving sustainable growth in our business will take time and dedicated focus," said Felix Marx, Chief Executive Officer of SCM Microsystems. "Our growth strategy is based on expanding our sales into new geographic markets and on diversifying and growing our customer base. We have made progress in these areas during the last few months, adding sales resources and launching marketing programs that leverage our existing products to target the government and enterprise sectors in Latin America and Asia, and the photo kiosk markets in Asia and Europe. We have also initiated business development activities aimed at penetrating the worldwide financial services and enterprise markets with new contactless reader products. Building on our core strengths of experience and innovation, we aim to become a significant supplier of Near Field Communication and other contactless reader technology for fast growing global markets such as electronic and mobile payments. We introduced the first of our new products in April, an NFC Dongle that enables a variety of contactless applications using mobile electronic devices."

      Guidance for 2008

      For full fiscal year 2008, despite the results of the first quarter, the Company still expects to achieve revenue growth between 25% and 35% compared to fiscal 2007, which would result in total revenues of $38 million to $41 million for the year. The Company's projections of revenue growth are based on the release of new products currently being prepared for release or under development, which are scheduled to be released beginning in the second half of 2008. The Company further expects base operating expenses of approximately $20 million in 2008, including anticipated further investments in sales resources and development activities to address growth initiatives. Within these ranges, the Company currently expects to record both operating and net profit from continuing operations for the full 2008 fiscal year.

      Additional Information

      SCM does not plan to hold a conference call or webcast to discuss the results of its 2008 first quarter. For more information on SCM's first quarter results, please see the Company's Quarterly Report on Form 10-Q for quarter ended March 31, 2008, filed with the U.S. Securities and Exchange Commission.

      About SCM Microsystems

      SCM Microsystems is a leading provider of solutions that open the Digital World by enabling people to conveniently access digital content and services. The company develops, markets and sells the industry's broadest range of smart card reader technology for secure PC, network and physical access and digital media readers for transfer of digital content to OEM customers in the government, financial, enterprise, consumer electronics and photographic equipment markets worldwide. Global headquarters are in Ismaning, Germany. For additional information, visit the SCM Microsystems web site at http://www.scmmicro.com.

      NOTE: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include, without limitation, our statements contained above regarding our expectations for the Company's fiscal year 2008, including specifically our statements regarding our expectations that we will achieve annual revenue growth of 25% to 35% in fiscal 2008, based on sales of new products in the second half of 2008; that our operating expenses will be approximately $20 million for fiscal 2008 as a whole; that we will record operating and net profit for the full year 2008; and the statements by Felix Marx, including that we will become a significant supplier of Near Field Communication and other contactless reader technology for global markets. These statements are subject to risks and uncertainties which may cause actual results to differ materially from those contemplated herein. Our financial results may not meet expectations. Some of the risks and uncertainties that could cause our actual business and operating results to differ include, but are not limited to, our ability to grow revenues based on a strategy of expanding our sales into new geographic markets and on diversifying and growing our customer base; our ability to successfully develop and introduce new products, particularly contactless reader products, that satisfy the evolving and increasingly complex requirements of customers; sales to a relatively small number of customers historically have accounted for a significant percentage of our revenues; the markets in which we participate or target may not grow, converge or standardize at anticipated rates or at all, including the government and enterprise security markets that we are targeting; we may not successfully compete in the markets in which we participate or target; competitors could take market share or create pricing pressure; and our operating expenses may not be at levels that support profitability. For a discussion of further risks and uncertainties related to our business, please refer to our public company reports, including our Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent reports, filed with the U.S. Securities and Exchange Commission.

      All trade names are trademarks or registered trademarks of their respective holders.

                              - FINANCIALS FOLLOW -

                             SCM MICROSYSTEMS, INC.
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)
                                   (unaudited)

                                                            Three months ended
                                                                 March 31,
                                                            2008           2007
Net revenue                                              $    6,464     $    8,457
Cost of revenue                                               3,781          4,717
    Gross margin                                              2,683          3,740
Operating expenses:
  Research and development                                    1,035            720
  Sales and marketing                                         2,161          1,559
  General and administrative                                  1,503          1,400
  Amortization of intangible assets                              --            175
    Total operating expenses                                  4,699          3,854
    Loss from operations                                     (2,016)          (114)
Interest and other income, net                                  493            308
    Income (loss) from continuing operations
     before income taxes                                     (1,523)           194
Provision for income taxes                                      (47)           (60)
  Income (loss) from continuing operations                   (1,570)           134
  Loss from discontinued operations,
   net of income taxes                                         (125)           (17)
  Gain on sale of discontinued operations,
   net of income taxes                                           13             23
    Net income (loss)                                    $   (1,682)    $      140
Income (loss) per share from continuing operations:
  Basis and diluted                                      $    (0.10)    $     0.01
Loss per share from discontinued operations:
  Basic and diluted                                      $    (0.01)            --
Net income (loss) per share:
  Basic and diluted                                      $    (0.11)    $     0.01
Shares used in computing income (loss) per share:
  Basic                                                      15,741         15,700
  Diluted                                                    15,741         15,742

                             SCM MICROSYSTEMS, INC.
             Reconciliation of EBITDA Calculation to GAAP Accounting
                                 (in thousands)
                                   (unaudited)

                                                     Three Months Ended
                                                          March 31,
                                                     2008           2007
EBITDA                                            $   (1,737)    $       40

Interest income                                          295            398
(Provision) benefit for income taxes                     (47)           (60)
Depreciation and amortization                            (81)          (244)

Net income (loss) from continuing operations      $   (1,570)    $      134

      We conduct a significant amount of our business in Europe, we are dually traded on the U.S. Nasdaq Global Market and the Prime Standard of the Frankfurt exchange and the majority of our investors are German-based. In addition, our corporate headquarters are in Germany. Based on these factors, we have determined that EBITDA is a relevant measure of performance for our company, as it is a metric commonly used among companies doing business in Europe and is therefore a helpful tool for communicating our performance to our investors and analysts and for comparisons to other companies in Europe and within our industry.

      EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States ("GAAP"). While we believe that EBITDA, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of the Company or its prospects. Such evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our most recent filings with the Securities and Exchange Commission, provide the full accounting for how we have decided to use resources provided to us from our customers, lenders and shareholders.

                             SCM MICROSYSTEMS, INC.
                      Condensed Consolidated Balance Sheets
                                 (in thousands)
                                   (unaudited)

                                                       March 31,    December 31,
ASSETS                                                   2008          2007
Current assets:
  Cash, cash equivalents and
   short-term investments                             $   28,654    $   32,444
  Accounts receivable, net                                 9,263         8,638
  Inventories                                              4,104         2,738
  Other current assets                                     2,002         1,455
    Total current assets                                  44,023        45,275

Property, equipment and other assets, net                  3,379         3,289
    Total assets                                      $   47,402    $   48,564

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                    $    2,907    $    3,063
  Accrued expenses and other current liabilities           8,380         8,185
    Total current liabilities                             11,287        11,248
Long-term income taxes payable                               205           200
Deferred tax liability                                        87            77

Stockholders' equity                                      35,823        37,039
    Total liabilities and stockholders' equity        $   47,402    $   48,564

SOURCE SCM Microsystems, Inc.